UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 28, 2006
TRANSOCEAN INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	333-75899	66-0582307

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Greenway Plaza
Houston, Texas 77046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (713) 232-7500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
In the third quarter of 2006, we received notice from the state tax authorities of Rio de Janeiro in Brazil for tax assessments of approximately $100 million against one of our Brazilian subsidiaries for customs taxes on equipment imported into the state in connection with our operations. The assessments resulted from a preliminary finding by these authorities that our subsidiary’s record keeping practices were deficient. We have begun an investigation of the underlying documentation supporting our position, and, while our investigation is not complete, we currently believe that the substantial majority of these assessments are without merit. We intend to file an initial response with the Rio de Janeiro tax authorities in September 2006 refuting these additional tax assessments. While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
The statements made in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements made in this report include, but are not limited to, statements involving the outcome of tax assessments. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the results of tax assessments and other contingencies, and those risks described in our Form 10-K for the year ended December 31, 2005 and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.
Date: August 28, 2006	By:	/s/ William E. Turcotte
		Name:	William E. Turcotte
		Title:	Vice President, Associate General Counsel and Assistant Corporate Secretary

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